EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2011 Results

HSNi's Results For the Third Quarter 2011:

  Net sales increased 6% with digital sales up 12%
  Gross profit margin improved 100 basis points to 36.3%
  Adjusted EBITDA grew 29% to $63.1 million
  Adjusted EPS increased 52% to $0.47

ST. PETERSBURG, Fla., Nov. 2, 2011 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the third quarter ended September 30, 2011 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q3 2011	Q3 2010	Change

Net Sales	$ 751.2	$ 708.4	6%
Non-GAAP:
Adjusted EBITDA	$ 63.1	$ 49.0	29%
Adjusted Net Income	$ 28.8	$ 18.7	54%
Adjusted EPS	$ 0.47	$ 0.31	52%
GAAP:
Operating Income	$ 47.2	$ 32.8	44%
Net Income	$ 24.3	$ 14.9	63%
Diluted EPS	$ 0.40	$ 0.25	60%
HSNi:
Average price point	$ 63.82	$ 61.34	4%
Units shipped (millions)	13.5	13.1	3%
Gross profit margin	36.3%	35.3%	100 bps
Return rate	18.5%	18.2%	(30 bps)
Digital sales penetration (b)	41.0%	38.8%	220bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Digital net sales as a percent of total HSNi net sales.
See reconciliation of Non-GAAP to GAAP measures in Table 4.

Third Quarter 2011 Results vs Third Quarter 2010 Results

  HSNi's net sales grew 6% over the prior year to $751.2 million. HSN's net sales increased 4% to $513.0 million, including 10% growth in digital sales. Cornerstone's net sales increased 11% to $238.2 million, including 15% growth in digital sales.

  HSNi's Adjusted EBITDA increased 29% to $63.1 million. These results were driven by a 6% increase in net sales and a 100 basis point increase in gross profit margin, partially offset by a 4% increase in operating expenses (excluding non-cash charges). Operating income increased 44% to $47.2 million. Included in the prior year's Adjusted EBITDA and operating income was a $2.5 million sales provision for a voluntary product recall at one of the Cornerstone brands and costs related to a $2.5 million legal settlement. Excluding these charges last year, HSNi's Adjusted EBITDA increased 17% and its operating income increased 25%.

  Adjusted EPS increased 52% to $0.47 compared to $0.31 in the prior year. GAAP diluted EPS increased 60% to $0.40 compared to $0.25 in the prior year. The combined impact in the prior year of the product recall and legal settlement of $3.0 million, net of taxes, on Adjusted EPS and GAAP diluted EPS was $0.05 per diluted share. Excluding these charges last year, Adjusted EPS increased 31% and GAAP diluted EPS increased 33%.

"HSNi delivered another quarter of strong sales, EBITDA and EPS growth year-over-year.  We achieved these results while executing on a number of significant initiatives, including new launches, events and expansion of our digital efforts," said Mindy Grossman, CEO of HSN, Inc.  "The performance of both HSN and Cornerstone in the quarter, as well as our recently announced capital return plan, reflect our focus on driving shareholder value and our confidence in HSNi's long-term growth potential."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
Net Sales
HSN	$ 513.0	$ 493.7	4%	$ 1,521.2	$ 1,479.1	3%
Cornerstone	238.2	214.6	11%	701.0	602.5	16%
Total HSNi	$ 751.2	$ 708.4	6%	$ 2,222.2	$ 2,081.6	7%

Gross Profit
HSN	$ 178.5	$ 169.9	5%	$ 529.4	$ 503.7	5%
Cornerstone	94.3	79.8	18%	284.0	241.2	18%
Total HSNi	$ 272.8	$ 249.7	9%	$ 813.4	$ 744.9	9%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 51.8	$ 43.1	20%	$ 155.6	$ 138.5	12%
Cornerstone	11.3	5.9	93%	40.8	25.8	58%
Total HSNi	$ 63.1	$ 49.0	29%	$ 196.4	$ 164.3	20%

Operating Income
HSN	$ 41.4	$ 30.7	35%	$ 122.9	$ 104.5	18%
Cornerstone	5.8	2.1	185%	25.4	14.1	80%
Total HSNi	$ 47.2	$ 32.8	44%	$ 148.3	$ 118.6	25%
See reconciliation of non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
HSN:
Average price point	$ 60.95	$ 59.22	3%	$ 62.44	$ 59.39	5%
Units shipped (millions)	10.1	9.7	4%	29.3	29.0	1%
Gross profit margin	34.8%	34.4%	40 bps	34.8%	34.1%	70 bps
Return rate	20.3%	19.2%	(110 bps)	20.2%	19.0%	(120 bps)
Digital net sales % (a)	32.8%	30.9%	190 bps	32.9%	31.0%	190 bps
Cornerstone:
Average price point	$ 71.85	$ 67.22	7%	$ 71.84	$ 67.03	7%
Units shipped (millions)	3.4	3.4	2%	10.2	9.5	7%
Gross profit margin	39.6%	37.2%	240 bps	40.5%	40.0%	50 bps
Return rate	14.3%	15.9%	160 bps	14.4%	15.0%	60 bps
Digital sales penetration (a)	58.7%	56.9%	180 bps	58.1%	56.3%	180 bps
Catalog circulation (millions)	77.2	63.3	22%	221.9	196.5	13%

(a) Digital net sales as a percent of segment net sales.

HSN Segment Results for the Third Quarter 2011

HSN's net sales increased 4% to $513.0 million driven by strength in the electronics, beauty and wellness categories. Digital sales grew 10% with penetration increasing 190 basis points to 32.8%. Average price point and units shipped increased 3% and 4%, respectively. The return rate increased to 20.3% from 19.2% primarily due to changes in product mix.

Gross profit increased 5% to $178.5 million. Gross profit margin improved 40 basis points to 34.8% from 34.4%. The margin increase was primarily attributable to lower outbound shipping costs and improvements in supply chain management, partially offset by an increase in clearance activity and a change in product mix.

Adjusted EBITDA increased 20% to $51.8 million compared to $43.1 million in the prior year.  The increase was due to growth in net sales and gross profit margin. Operating income was $41.4 million compared to $30.7 million in the prior year.  Excluding the impact of the prior year's $1.6 million legal settlement, Adjusted EBITDA growth was 16%.

Cornerstone Segment Results for the Third Quarter 2011

Net sales for Cornerstone increased 11% to $238.2 million. Digital sales grew 15% with penetration increasing 180 basis points to 58.7%. Average price point and units shipped increased 7% and 2%, respectively. The return rate decreased to 14.3% from 15.9% primarily due to the $2.5 million sales provision recorded in the prior year for the voluntary product recall.

Gross profit increased 18% to $94.3 million. Gross profit margin increased 240 basis points to 39.6% from 37.2%. The margin increase was primarily attributable to improved outbound shipping margins; lower inbound freight costs in the home brands; and the impact of a $2.5 million sales provision for the voluntary product recall recorded in the prior year.

Adjusted EBITDA increased 93% to $11.3 million. The increase was primarily due to growth in net sales and gross profit margin, partially offset by a 14% increase in selling and marketing costs, particularly catalog production and distribution costs. Operating income was $5.8 million compared to $2.1 million in the prior year. Excluding the impact of the prior year's $2.5 million voluntary product recall and $0.8 million legal settlement, Adjusted EBITDA growth was 23%.

Liquidity and Capital Resources

As of September 30, 2011, HSNi had cash and cash equivalents of $340.1 million compared to $354.3 million at December 31, 2010 and $259.4 million at September 30, 2010. Net cash provided by operating activities for the nine months ended September 30, 2011 was $7.2 million compared to $6.2 million in the prior year. In October 2011, HSNi made a voluntary prepayment of the remaining $69.8 million balance of its term loan.

On September 27, 2011, the Board of Directors approved a share repurchase program for 10 million shares and a cash dividend of $0.125 per share.   These are the first share repurchase and cash dividend programs initiated by the company.  The timing of any repurchases and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the company's debt obligations and other market and economic conditions.  The repurchase program may be suspended or discontinued by HSNi at any time.  The dividend will be paid on November 16, 2011 to HSNi's record holders as of November 2, 2011.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to improve the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on November 2, 2011 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, November 16, 2011 by dialing 855-859-2056 or 404-537-3406, plus the pass code 15918480 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 275 million catalogs annually, operates seven separate digital sales sites and operates 18 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$ 751,237	$ 708,359	$ 2,222,158	$ 2,081,564
Cost of sales	478,411	458,632	1,408,797	1,336,693
Gross profit	272,826	249,727	813,361	744,871
Operating expenses:
Selling and marketing	140,245	132,404	413,869	382,899
General and administrative	61,094	58,654	178,093	169,224
Production and programming	15,556	16,165	45,727	44,697
Depreciation and amortization	8,734	9,707	27,339	29,408
Total operating expenses	225,629	216,930	665,028	626,228
Operating income	47,197	32,797	148,333	118,643
Interest expense, net	(7,925)	(8,098)	(23,699)	(24,469)
Income before income taxes	39,272	24,699	124,634	94,174
Income tax provision	(14,968)	(9,821)	(48,083)	(36,938)
Net income	$ 24,304	$ 14,878	$ 76,551	$ 57,236

Net income per share:
Basic	$ 0.41	$ 0.26	$ 1.31	$ 1.00
Diluted	$ 0.40	$ 0.25	$ 1.26	$ 0.96

Shares used in computing earnings per share:
Basic	58,854	57,607	58,574	57,279
Diluted	60,813	59,724	60,646	59,403

Dividends declared per common share	$ 0.125	$ --	$ 0.125	$ --

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	September 30,	December 31,	September 30,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 340,093	$ 354,259	$ 259,386
Accounts receivable, net	153,198	195,748	133,116
Inventories	347,801	296,390	338,378
Deferred income taxes	22,801	28,801	22,101
Prepaid expenses and other current assets	53,405	42,443	51,245
Total current assets	917,298	917,641	804,226
Property and equipment, net	154,658	154,987	153,071
Intangible assets, net	260,248	260,623	260,763
Other non-current assets	9,397	12,492	13,924
TOTAL ASSETS	$ 1,341,601	$ 1,345,743	$ 1,231,984
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 205,923	$ 244,301	$ 209,359
Current maturities of long-term debt	69,841	5,820	19,048
Accrued expenses and other current liabilities	165,503	216,114	171,021
Total current liabilities	441,267	466,235	399,428
Long-term debt, net of current maturities	239,062	302,938	315,059
Deferred income taxes	75,259	80,203	71,516
Other long-term liabilities	20,759	19,904	18,999
Total liabilities	776,347	869,280	805,002
TOTAL SHAREHOLDERS' EQUITY	565,254	476,463	426,982
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,341,601	$ 1,345,743	$ 1,231,984

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Nine Months Ended
	September 30,
	2011	2010

Cash flows from operating activities:
Net income	$ 76,551	$ 57,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,339	29,408
Stock-based compensation expense	19,392	15,063
Amortization of cable and satellite distribution fees	846	2,519
Amortization of debt issuance costs	1,927	1,929
Loss on disposition of fixed assets	1,348	1,208
Deferred income taxes	1,056	(4,777)
Bad debt expense	14,632	12,981
Excess tax benefits from stock-based awards	(6,067)	(1,383)
Changes in current assets and liabilities:
Accounts receivable	27,807	36,763
Inventories	(51,411)	(76,905)
Prepaid expenses and other assets	(10,495)	(5,156)
Accounts payable, accrued expenses and other current liabilities	(95,709)	(62,712)
Net cash provided by operating activities	7,216	6,174
Cash flows from investing activities:
Capital expenditures	(27,723)	(26,153)
Net cash used in investing activities	(27,723)	(26,153)
Cash flows from financing activities:
Repayment of long-term debt	--	(4,762)
Issuance of common stock, net of withholding taxes	274	12,823
Excess tax benefits from stock-based awards	6,067	1,383
Net cash provided by financing activities	6,341	9,444
Net decrease in cash and cash equivalents	(14,166)	(10,535)
Cash and cash equivalents at beginning of period	354,259	269,921
Cash and cash equivalents at end of period	$ 340,093	$ 259,386

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Adjusted EPS	$0.47	$0.31	$1.48	$1.15
Adjusted Net Income	$28,789	$18,717	$89,627	$68,075
Stock-based compensation expense	(6,109)	(5,753)	(19,392)	(15,063)
Amortization of intangible assets	(94)	(141)	(375)	(422)
Loss on disposition of fixed assets	(1,043)	(720)	(1,348)	(1,208)
Impact of income taxes	2,761	2,775	8,039	5,854
Net Income	$24,304	$14,878	$76,551	$57,236
GAAP diluted weighted average shares outstanding	60,813	59,724	60,646	59,403
GAAP Diluted EPS	$0.40	$0.25	$1.26	$0.96

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	September 30, 2011			September 30, 2010
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 51,803	$ 11,280	$ 63,083	$ 43,122	$ 5,855	$ 48,977
Stock-based compensation expense	(2,792)	(3,317)	(6,109)	(4,057)	(1,696)	(5,753)
Depreciation and amortization	(6,614)	(2,120)	(8,734)	(7,601)	(2,106)	(9,707)
(Loss) gain on disposition of fixed assets	(1,043)	--	(1,043)	(720)	--	(720)
Operating income	$ 41,354	$ 5,843	47,197	$ 30,744	$ 2,053	32,797
Interest expense, net			(7,925)			(8,098)
Income before income taxes			39,272			24,699
Income tax provision			(14,968)			(9,821)
Net income			$ 24,304			$ 14,878

	Nine Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2010
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 155,624	$ 40,788	$ 196,412	$ 138,498	$ 25,824	$ 164,322
Stock-based compensation expense	(10,750)	(8,642)	(19,392)	(10,098)	(4,965)	(15,063)
Depreciation and amortization	(20,788)	(6,551)	(27,339)	(22,749)	(6,659)	(29,408)
Loss on disposition of fixed assets	(1,148)	(200)	(1,348)	(1,148)	(60)	(1,208)
Operating income	$ 122,938	$ 25,395	148,333	$ 104,503	$ 14,140	118,643
Interest expense, net			(23,699)			(24,469)
Income before income taxes			124,634			94,174
Income tax provision			(48,083)			(36,938)
Net income			$ 76,551			$ 57,236

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Brad Bohnert (Media)
         727-872-7515
         brad.bohnert@hsn.net